January 27, 2011

To our Stockholders,

On behalf of our board of directors and management, I am proud to provide a 2010 update on our company, Healthcare Trust of America, Inc. During this year, we continued to execute our business plan, generate shareholder value and position our company for continued 2011 growth. Here are some of the highlights.

Raising Equity

In March of 2010, we successfully launched a follow-on offering to raise up to $2 billion. Under the follow-on offering, we raised approximately $613 million this past year, excluding shares issued under the DRIP. In August of 2010, as part of our strategic review process and in response to the substantial equity being raised, we announced our intention to stop raising equity in the near future. In December, we set February 28, 2011 as the last date for our equity raise. As of the date of this letter, we have raised more than $2 billion in equity proceeds since our inception.

Acquisitions

In the past year, we purchased a substantial amount of assets, investing approximately $806 million on 24 medical office building acquisitions. These acquisitions consist of over 3.5 million square feet with approximately 96% occupancy. They were chosen for and are located in areas that continue to complement our existing portfolio. An acquisition program is dependent upon there being purchase opportunities. We have worked hard at creating relationships which provide us with such purchase opportunities. Notably, over 50% of our acquisitions were identified and made available to us through direct, off-market sources with quality healthcare systems and owners. We believe this reflects the strength of our acquisition network and our relationships in the industry.

Balance Sheet

In 2010, we continued to focus on maintaining a strong balance sheet with leverage levels in the low 30% range. Our strategy has been and continues to be a prudent consumer and user of credit. In tight economic times, our strong balance sheet and low leverage are critical and provide significant opportunities. We have avoided the credit problems which affected many highly leveraged companies. In 2010, our strong liquidity position continued to provide us with the funding ability to take advantage of acquisition opportunities. Looking forward in 2011, we have the flexibility to prudently increase our financing options and grow the company with additional acquisitions.

Credit Transactions

In addition to asset acquisitions, we entered into a number of key credit transactions and expanded key lending relationships in 2010. As the economy and credit markets improved, we took the opportunity to access quality credit at low interest rates. Accessing such credit provides us with a lower cost structure as the cost of credit is well below the cost of capital associated with raising equity.

This year, we established key banking relationships with J.P. Morgan, Wells Fargo, Deutsche Bank and other quality investment bankers and banks. In November, we successfully closed a $275 million, 3-year, unsecured credit facility with this banking group. This unsecured credit facility can be expanded to $500 million, subject to conditions. In November, we secured a commitment for an approximately $135 million refinancing loan with Wells Fargo. With this loan, we will be replacing higher priced existing debt with lower priced and longer term debt. In addition, we have received a financing proposal from J. P. Morgan for a potential unsecured term loan in the $250 million range.

Asset Management

As of December 31, 2010, our total assets stood at approximately $2.27 billion based on purchase price. Our portfolio consists of approximately 10.9 million square feet with an overall portfolio occupancy over 91%. Our assets are located in 24 states. We continue to focus on states that we believe have strong healthcare macro-economic drivers, like Arizona, Texas, South Carolina, and Indiana. We believe that the healthcare reform legislation enacted in 2010 builds upon the strong sector fundamentals with expanded coverage for individuals, increasing GDP spending, an aging population, and the continued demand for healthcare services.

In managing our portfolio, we view each asset as an opportunity. To preserve and add value to our portfolio, we apply strong asset management oversight. We recognize the value of real-time information to ensure effective accountability and oversight. This year, we invested in state-of-the-art asset management systems, which provide real-time and effective reporting, monitoring and budgeting.

Organization Growth

In 2010, we continued to grow our organization in number, experience, and productivity. We have continued to benefit from our self-management model, which we completed in 2009. Our model places our company and shareholders first. On a personal note, I am very proud of my executive team and the employees at HTA. Our people are key to our success. I am also proud of our independent directors who serve with me in governing our company. They bring experience, talent, creativity and commitment to their governance roles. In December, our director slate was overwhelmingly reelected by the shareholders.

Going Forward

Today, we are fully invested, financially strong and actively moving to the next stage. In December, we received overwhelming shareholder approval of key corporate changes aimed at putting HTA in the best possible position to pursue strategic opportunities. Going forward, we will continue to focus on the fundamentals that will grow and strengthen our company, enabling us to pursue value opportunities for our shareholders, and position HTA for long term corporate growth. I would like to thank each of our shareholders for their ongoing support.

Sincerely,

/s/ Scott D. Peters

Scott D. Peters

CEO and Chairman

FORWARD-LOOKING STATEMENTS

This letter contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: our portfolio may not perform as well as we currently anticipate due to general economic and real estate related conditions in the markets in which are properties are located and nationally; we may not be able to successfully implement a strategic opportunity that benefits our shareholders; we may not be able to access debt or equity financing on terms that are favorable to us or at all; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.